ETF OPPORTUNITIES TRUST N-1A/A

Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form N-1A of our report dated June 15, 2020, relating to the financial statement of ETF Opportunities Trust comprising American Conservative Values ETF as of June 11, 2020, and to the references to our firm under the headings “Fund Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

July 27, 2020

C O H E N & C O M PA N Y, L T D.

800.229.1099 | 866.818.4535 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board